Freeport-McMoRan Inc.
P.O. Box 61119
New Orleans, Louisiana  70161



      NEWS RELEASE
      NYSE Common Stock Symbol "FTX"


      Financial Contacts:                      Media Contact:
      Chris D. Sammons   Craig E. Saporito     Garland Robinette
      (504)582-4474      (504)582-4476         (504) 582-1627



                    FREEPORT-McMoRan INC. ANNOUNCES
             MERGER WITH IMC GLOBAL INC. EFFECTIVE TODAY

     NEW ORLEANS, LA., December 22, 1997 - Freeport-McMoRan Inc. (NYSE: FTX) announced today that its stockholders at a special meeting approved the merger of FTX and IMC Global Inc. (NYSE: IGL), with IGL as the surviving entity. The merger is effective today, December 22, 1997, and FTX will cease trading on the New York Stock Exchange at the close of business today.
     As previously announced, the terms of the merger provide that each FTX stockholder receives, for each share of FTX common stock, 0.90 of a share of IGL common stock and one-third of a warrant to purchase IGL common stock. Each whole warrant, which will expire on December 22, 2000, will entitle the holder to purchase one share of IGL common stock at an exercise price of $44.50 per share. Each FTX stockholder also receives, for each share of FTX common stock, as part of the merger consideration, approximately 0.2 of a share of a newly formed company, Freeport-McMoRan Sulphur Inc. (NYSE: FSC).
Immediately prior to the IGL-FTX merger, the sulphur businesses of IGL and Freeport-McMoRan Resource Partners, Limited Partnership (NYSE: FRP), were transferred to FSC. FSC shares are being distributed to FRP unitholders and FTX stockholders on a pro rata basis and are being listed and will begin trading on the New York Stock Exchange under the symbol "FSC" on December 23, 1997. As a result of the merger, IGL has become the administrative managing general partner of FRP.
    The exchange agent for FTX shares, American Stock Transfer & Trust Company, will deliver IGL stock certificates, IGL warrant certificates and FSC ownership statements (Direct Registration Statements) to the FTX shareholders upon their surrender of FTX stock certificates for exchange. Information regarding the surrender of FTX shares to American Stock Transfer & Trust Company will be mailed to each FTX stockholder on or about December 31, 1997. Each FTX shareholder entitled to receive fractional shares of IGL stock or FSC stock, or fractional IGL warrants will receive cash in lieu of the fractional interests.
    FSC ownership statements (Direct Registration Statements) will be mailed to FRP unitholders on or about December 31, 1997. Each FRP unitholder entitled to receive a fractional share of FSC common stock will receive cash in lieu of the fractional share.
     On December 23, 1997, FSC will begin operations as an independent public company engaged in the mining, purchasing, transporting, terminaling and marketing of sulphur, and the production of related oil and gas reserves.

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